Exhibit 10.2

[WITH EMPLOYMENT AGREEMENT]

EFI 2016 Performance Accelerator Bonus Program

We are pleased to offer you participation in the EFI 2016 Performance Bonus Accelerator Program (the “Accelerator Program”) based on the terms set forth below.

Each participant (the “Participant”) in the Accelerator Program will, provided that the Participant remains employed by EFI through the date of grant of such awards, be granted an award of restricted stock units that is subject to vesting requirements based on the performance of Electronics For Imaging, Inc. (“EFI” or the “Company”) for 2016 and the Participant’s continued employment as set forth below.

Your RSU awards under the Accelerator Program are in addition to the RSU awards granted to you concurrently under the 2016 Performance Bonus Program (the “2016 Bonus Program”).

Performance Equity Accelerator Bonus Terms

•	Per the approval by the Company’s Compensation Committee (the “Compensation Committee”) and subject to your continued employment with the Company through the date of grant, you will be granted two performance-based restricted stock unit (“RSU”) awards with respect to the Accelerator Program. The RSU awards (the “RSU Awards”) will be subject to vesting based on (1) the achievement of 100 percent of the target performance level for each of the components of your 2016 Bonus Program as set forth in the program documentation for that bonus program, (2) the achievement of certain Company performance goals for 2016 as set forth below (“Program Components”), and (3) your continued employment as set forth below (“Accelerator Program Components”). In addition, no portion of the RSU Awards will vest if the Company’s 2016 Non-GAAP operating income is less than $ million.

•	The total number of RSUs that you will be granted will equal your “Accelerator Equity Bonus Eligibility” amount (expressed in U.S. Dollars) set forth below, divided by the closing price of EFI’s common stock on , 2016. In each case your total RSUs under each Accelerator Program Component will be rounded down to the nearest whole share. Fifty percent (50%) of the RSUs will vest based on the Company’s revenue for 2016 (“Revenue RSUs”), and fifty percent (50%) of the RSUs will vest based on the Company’s non-GAAP operating income for 2016 (“Operating Income RSUs”), in each case as described below.

•	The RSUs will be granted under and will be subject to the terms and conditions of EFI’s 2009 Equity Incentive Award Plan, as amended (the “2009 Equity Plan”) and the Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement used by EFI to evidence RSU awards granted under the 2009 Equity Plan, except as otherwise expressly set forth herein. Each RSU Award will have a grant date that is the grant date that the Compensation Committee approves for such award (the “Grant Date”). The RSU awards are also subject to the individual and other share limits of the 2009 Plan.

•	During the first quarter of 2017, the Program Administrator (as defined below) will determine whether (and the extent to which) the performance conditions applicable to the RSUs were achieved for 2016, subject to approval by the Compensation Committee (the date of the Compensation Committee’s approval is referred to as the “Determination Date”). Subject to your continued employment by the Company through the applicable Vesting Date, if the Program Administrator determines that the applicable performance condition related to the RSUs was achieved for 2016, subject to the Compensation Committee’s approval, the related RSUs will vest (the “Vesting Date”) on the later of (1) February , 2017 or (2) the vesting date as determined by the Compensation Committee on the Determination Date (such vesting date to be no more than four business days after the Determination Date). Each RSU that vests in accordance with the terms of the Program will be paid in one share of the Company’s common stock as soon as practicable after (and in all events within two and one-half months after) the Vesting Date.

Performance Targets and Accelerator Equity Bonus Target

Your Accelerator Equity Bonus Eligibility amount is set forth below.

Accelerator Equity Bonus Eligibility: [$]

The performance goals applicable to your accelerator equity bonus opportunity are set forth below. Vesting of each of your RSU awards is also conditioned on (1) the achievement of 100 percent of the performance components of your 2016 Bonus Program as set forth in the program documentation for that bonus program, and (2) the Company’s achievement of the Non-GAAP 2016 operating income threshold performance level set forth above (together, the “Conditions”).

Performance Metric	Accelerator Threshold	Accelerator Target
Company 2016 Revenue (millions)	$	$
Company 2016 Non-GAAP Operating Income (millions)	$	$

Assuming the Conditions are satisfied, the number of Revenue RSUs that will vest will be determined based on the Company’s revenue for 2016 as certified by the Compensation Committee. If the RSU revenue threshold level set forth above is achieved and the Conditions are satisfied, the Revenue RSUs will vest on a pro-rata, straight-line basis between 0% and 100% vesting, starting at the RSU threshold revenue level up to the RSU target revenue level. In other words, none of the Revenue RSUs will vest for Company 2016 revenue at or below the threshold level; from there, the percentage of Revenue RSUs that vest will increase on a straight-line basis up to 100% vesting for Company 2016 revenue at or above the target level and will be determined based on the actual level of Company revenue achieved for 2016.

Assuming the Conditions are satisfied, the number of Operating Income RSUs that will vest will be determined based on the Company’s Non-GAAP Operating Income for 2016 as certified by the Company’s Compensation Committee. If the RSU Non-GAAP Operating Income threshold level set forth above is satisfied and the Conditions are satisfied, the Operating Income RSUs will vest on a pro-rata, straight-line basis between 0% and 100% vesting, starting at the RSU threshold Non-GAAP Operating Income level up to the RSU target Non-GAAP Operating Income level. In other words, none of the Operating Income RSUs will vest for Company 2016 Non-GAAP Operating Income at or below the threshold level; from there, the percentage of Operating Income RSUs that vest will increase on a straight-line basis up to 100% vesting for Company 2016 Non-GAAP Operating Income at or above the target level and will be determined based on the actual level of Company Non-GAAP Operating Income achieved for 2016.

In each case, the number of RSUs that vest (if any) will be rounded down to the nearest whole share, and is subject to your continued employment in good standing through the date of vesting. Any portion of the award that does not vest (including as a result of the failure to satisfy either or both of the Conditions or the failure to achieve the target level of performance indicated above) will terminate and you will have no rights with respect thereto.

Non-GAAP Operating Income is defined as operating income determined in accordance with GAAP, as adjusted to remove the impact of certain recurring and non-recurring expenses and the tax effect of these adjustments, in each case consistent with the determination of non-GAAP operating income in the Company’s financial reporting.

Maximum Award – In no event shall any RSU award vest with respect to more than 100% of the RSUs subject to such award.

Adjustments – The results will be adjusted for certain material items which are not included in the original calculation of the performance targets as follows:

(a) Bookings achieved in 2016 and revenue deferred from 2016 into a subsequent reporting period will be included in calculation of the achievement of the performance metrics; and

(b) Revenue and operating income from each acquisition completed during 2016 will be used to calculate the achievement of the performance metrics to the extent that such revenue and operating income are generated through sales by Company sales channels existing prior to the completion each such acquisition; revenue and operating income generated by sales channels acquired as part of each such acquisition will not be included; and

(c) All performance metrics targets shall be adjusted using the currency exchange rates in effect at the time that the Company’s Annual Operating Plan was calculated.

Other Terms

Program Participants

Participants in this Accelerator Program are not eligible for participation in any other variable compensation arrangement, program or plan, such as commission-based plans or other similar plans, for 2016.

Leaves of Absences

Periods of leave of absence will be considered when determining the vesting of RSU award. Specifically, RSU vesting will (unless otherwise required by applicable law) be calculated on a pro-rata basis excluding any leave of absence period(s) during the applicable Program Year.

Termination of Employment

Except as may otherwise be expressly provided below, in the applicable Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement (as to RSUs), or your written employment agreement (if any) with the Company, you will have no right to any bonus for 2016 and no right to any payment with respect to your RSUs for 2016 (and your RSUs will automatically and immediately terminate and you will have no right with respect thereto) should you cease to be employed by the Company or one of its subsidiaries before the Vesting Date set forth above (regardless of the reason for such termination of employment).

Notwithstanding anything to the contrary in the applicable Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement or your written employment agreement (if any) with the Company, if you are involuntarily terminated Without Cause or are terminated for Good Reason outside of a Change of Control (as these terms are defined in the applicable employment agreement), you will be eligible for pro-rata vesting of your RSUs related to this Accelerator Program. The pro-rata RSU vesting will be determined with respect to the number of RSUs that would have vested under this Accelerator Program had your employment continued through the Vesting Date, multiplied by a fraction (x) the numerator of which is the number of whole months you were employed by the Company during 2016, and (y) the denominator of which is twelve. Payment of such pro-rata amount will be made at the same time that payment would have been made had you continued to be employed through the Vesting Date. In the event that you are entitled to a pro-rata payment of your RSUs, payment will be made in cash (as opposed to shares or other property) with the cash payment in respect of a vested RSU to equal (subject to applicable tax withholding) the closing price of a share of EFI common stock on the Determination Date.

With respect to any RSUs granted under this Accelerator Program, in the event of any conflict between the provisions of your employment agreement regarding acceleration of performance equity outside of a Change of Control and this Accelerator Program, this Accelerator Program shall control.

No Right to Continued Employment

Nothing contained in this Accelerator Program, the RSUs, or any related document constitutes an employment or service commitment by the Company (or any affiliate), affects your status (if you are employed at will) as an employee at will who is subject to termination at any time and for any reason, confers upon you any right to remain employed by or in service to the Company (or any affiliate), or interferes in any way with the right of the Company (or any affiliate) to terminate your employment or to change your compensation or other terms of employment at any time.

Program Administration and Interpretation

The Accelerator Program will be administered by, and interpretation of the Accelerator Program, as it may apply to any one individual person, matter or circumstance, will be made by the CEO and Vice President of Human Resources (the “Program Administrator”); provided, however, that as to any RSU Award intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the Compensation Committee will be the Program Administrator. This Accelerator Program is not intended and shall not be construed to imply an employment contract between EFI and any of its employees. In the event of any conflict between the provisions of the Accelerator Program and the RSU Agreement, this Accelerator Program shall control. All actions taken and all interpretations and determinations made by the Program Administrator in respect of such documents and matters shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

Clawback Policy

This Accelerator Program, the RSU Awards, any securities or other consideration you may receive in payment of or with respect to the RSU Awards, as well as any bonus opportunity under this Accelerator Program, is subject to the terms of the EFI recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of your bonus, awards or any shares of stock or other cash or property received with respect to your bonus or awards (including any value received from a disposition of any shares of stock you may receive in payment of the RSU Awards).

Construction

This Accelerator Program and the RSU Awards contemplated above are also intended to satisfy, and not be subject to any tax, penalty or interest under, Section 409A of the Internal Revenue Code. These arrangements shall be construed in accordance with such intents.

Program Changes and Duration of the Program

This Accelerator Program is effective as of January 1, 2016. Together with the 2016 Bonus Program, it supersedes all prior performance based bonus programs and shall not be modified or terminated unless authorized in writing by the Program Administrator and/or approved by the Compensation Committee. The Company reserves the right to modify, change or terminate the Accelerator Program at any time including to revise goals, corporate objectives or to correct bona fide errors in the Accelerator Program, or for any other reason. Notices of such changes will be made in writing or via electronic mail to all Participants affected by such changes.

These terms apply to the Program Year 2016 only and your bonus eligibility, targets, and any unvested RSUs do not carry over to the following year.

By signing this Accelerator Program, you acknowledge and accept that the potential value of your award is subject to market risk and any decline in EFI’s common stock price may result in a lower realizable value upon vesting. You agree that any decline in the stock price impacting your bonus shall not be the responsibility of the Company and shall not constitute Good Reason under your employment agreement. You agree that your awards are subject to termination as described above, and that you may not be eligible for any cash bonus with respect to 2016.

I have read and understand the terms of this Accelerator Program and the documents referred to herein, I acknowledge and agree to the preceding paragraph and to all of the terms and conditions of this Accelerator Program and such other documents.

[Participant Name]	[Date]

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